Exhibit (d)(2)

EXECUTION COPY

May 2, 2016

CONFIDENTIAL

Melrose Industries PLC (“Melrose”, “you” or “your”)

Leconfield House

Curzon Street

London WIJ5JA

Telephone: +44 20 7647 4500

Attn: Joff Crawford

Dear Mr. Crawford:

In connection with your evaluation of a possible negotiated transaction (the “Transaction”) involving Nortek, Inc. (together with its subsidiaries, the “Company”), you have requested information concerning the Company and the Transaction.  As a condition to your receipt of such Confidential Information (as hereinafter defined), you agree to treat the Confidential Information and any other information concerning the Transaction or the Company that is furnished to you or your Representatives (as defined below) by or on behalf of the Company in accordance with the provisions of this Confidentiality Agreement (this “Agreement”) and to take or refrain from taking certain other actions herein set forth.

1.                                      You recognize and acknowledge the competitive value and confidential nature of the Confidential Information and the damage that would result to the Company and its affiliates if any of the Confidential Information is disclosed to any third party.  You hereby agree that the Confidential Information will be used solely for the purpose of evaluating the Transaction and that all of the Confidential Information will be kept confidential by you and your officers, directors, employees, attorneys, accountants, financial advisors, shareholders and, only upon the prior written consent of the Company (such consent not to be unreasonably withheld), any of your debt financing sources in connection with the Transaction (such Persons hereinafter collectively being referred to as “Representatives”); provided that any such information may be disclosed only to those of your Representatives who are actually engaged in, and need to know, the Confidential Information for the purpose of assisting you in evaluating the Transaction, who have been informed of the confidential nature of the Confidential Information and who have been advised and agree that such information is to be kept confidential in accordance with the provisions of this Agreement, and shall not be used for any purpose other than the evaluation of the Transaction.  You agree that you will cause your Representatives to observe all terms of this Agreement, and that you shall be responsible for any breach of this Agreement by any of your Representatives.

2.                                      The term “Confidential Information” includes (x) all information furnished to you or your Representatives by the Company or any of its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished and (y) all notes, analyses, summaries, compilations, data, forecasts, studies, interpretations or other documents prepared by you or your Representatives in connection with your evaluation of the Transaction that reflects or is based upon, in whole or part, the information furnished to you or your Representatives pursuant hereto.  The term “Confidential Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by you or your Representatives in breach of this Agreement), (ii) was available to you or your Representatives on a non-confidential basis prior to disclosure by the Company, (iii) becomes available to you or your Representatives on a non-confidential basis from a Person who is not bound by a confidentiality agreement or other arrangement (written or otherwise) with the Company, or is not otherwise prohibited from transmitting the information to you or your Representatives or (iv) has been or becomes independently developed by you or your Representatives without using or referring to the Confidential Information.  Other than with respect to clause (y) of this paragraph 2, the Confidential Information shall remain the property of the Company.  Except as expressly provided herein, no rights to use, license or otherwise exploit the Confidential Information are granted to you, by implication or otherwise, all of which rights shall remain exclusively with the Company.

3.                                      Given the nature of the Confidential Information and our current discussions, you acknowledge that the Company would be irreparably damaged by any unauthorized disclosure or use of any Confidential Information or of our discussions or by any breach of this Agreement by you or your Representatives.  Without prejudice to the rights and remedies otherwise available to the Company, you, therefore, agree that the Company shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement by you or your Representatives.  Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity to the Company.

4.                                      For the avoidance of doubt, neither the Company nor Melrose shall, without the prior written consent of the other party, disclose to any other Person (except as otherwise permitted by this Agreement) the fact that each party is considering the Transaction, that this Agreement exists, that the Confidential Information has been made available to you, that discussions or negotiations are taking place concerning the Transaction involving the parties hereto or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, the “Transaction Information”), except as provided in the immediately following paragraph.  Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Confidential Information with, or enter into any agreement, arrangement or understanding, or any discussions which could reasonably be expected to lead to such agreement, arrangement or understanding, with, any other person (other than your Representatives as permitted above), including other potential bidders, regarding a Transaction without the prior written consent of the Company.

5.                                      In the event that you, the Company or any of your or the Company’s respective Representatives is requested or required by law, regulation, or stock exchange rule or become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation, order or other legal process) to disclose any of the contents of the Transaction Information, the parties hereto agree that the disclosing party and its Representatives may do so without liability, provided the disclosing party (to the extent legally permissible) (i) reasonably promptly notifies the other party prior to any such disclosure, (ii) reasonably cooperates with the other party in any attempts it may make to obtain a protective order or other appropriate assurance, at the other party’s sole expense, that confidential treatment will be afforded the Transaction Information and (iii) in the event the disclosing party is requested or required by applicable law or regulation to publicly disclose the Transaction Information, the disclosing party will provide the other party with a copy of any proposed language including Transaction Information prior to such public disclosure and consider in good faith any comments to such language provided by the other party or its Representatives.

6.                                      The Company may elect at any time to terminate access by you or your Representatives to the Confidential Information.  At any time upon the written request of the Company, you shall (i) promptly return or destroy such Confidential Information and shall not retain any copies or other reproductions or extracts thereof and (ii) destroy or have destroyed all memoranda, notes, reports, analyses, compilations, studies, interpretations, or other documents derived from or containing Confidential Information, and all copies and other reproductions and extracts thereof.  All destruction pursuant to this paragraph shall be certified in writing to the Company by an authorized officer supervising such destruction.  Notwithstanding the return or destruction of the Confidential Information, you and your Representatives will continue to be bound by the terms of this Agreement.  Notwithstanding the foregoing, (i) to the extent required by applicable law or regulation or internal data retention policies, you and your Representatives shall be entitled to retain solely for record purposes one copy of any such Confidential Information materials required to be redelivered or destroyed and (ii) the obligation to return or destroy Confidential Information shall not cover information that is maintained on bona fide computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices; provided that such materials referenced in clauses (i) or (ii) of this sentence shall indefinitely remain subject to the terms of this Agreement applicable to Confidential Information.

7.                                      You understand and acknowledge that neither the Company nor any of its officers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, financial advisors, consultants or other agents or representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  You agree that neither the Company nor any of its officers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, financial advisors, consultants or other agents or representatives shall have any liability to you or any of your Representatives relating to or resulting from your or their use of the Confidential Information or any errors therein or omissions therefrom.  You further understand and agree that (i) the Company (a) shall be free to conduct the process for a Transaction as it in its sole discretion shall determine (including changing or terminating such process, providing any information to any other Person, negotiating with any other Person or entering into a definitive agreement with any other Person with respect to any transaction, in each case, at any time and without notice to you or any other Person) and (b) shall be free at its sole discretion to at any time accept or reject any proposal relating to the Company for any reason without notice to you or any other Person, and (ii) you shall have no claim against the Company or any of its officers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, financial advisors, consultants or other agents or representatives in connection with any of the foregoing.

8.                                      For a period of eighteen (18) months after the date hereof, neither you nor any of your affiliates that receive Confidential Information will, directly or indirectly, solicit, hire, interfere with or endeavor to entice away or offer to employ or employ any officer of the Company or any employee you come into contact with in connection with the Transaction; provided that this Agreement shall not prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such Persons.

9.                                      You hereby represent and warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would conflict with any of your obligations under this Agreement.  You hereby represent and warrant that you are not acting as a broker for or representative of any Person and are considering the Transaction only for your own account.

10.                               Each of Melrose and the Company agree that, unless and until a binding agreement is entered into between the Company and you with respect to the Transaction, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this or any other written or oral expression, except with respect to the matters specifically agreed to herein.  Except as provided in paragraph 9 herein, nothing contained in any discussions between you and the Company or in any Confidential Information shall be deemed to constitute a representation or warranty.  Except for the matters set forth in this Agreement or in any such binding agreement, neither party shall be entitled to rely on any statement, promise, agreement or understanding, whether oral or written, any custom, usage of trade, course of dealing or conduct.

11.                               You agree that all (i) communications regarding the Transaction, (ii) requests for additional information, (iii) requests for management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed only to Mark Hudson at Barclays (“Barclays”) or as the Company may otherwise direct.

12.                               You agree that for a period of eighteen (18) months from the date of this Agreement, neither you nor any of your controlled affiliates, or other affiliates that receive Confidential Information shall, unless specifically invited in writing by the Company, directly or indirectly, in any manner:

(a)               acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of the Company or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company;

(b)               make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of the Company;

(c)                form, join or communicate with other security-holders, in any way, for the purpose of forming, or participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

(d)               acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or any of its affiliates or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its affiliates, except for such assets as are then being offered for sale by the Company or any of its affiliates;

(e)                arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of the Company or any securities convertible into or exchangeable or exercisable for any voting securities or assets of the Company, except for such assets as are then being offered for sale by the Company or any of its affiliates;

(f)                 otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any Person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company; or

(g)                take any action that could reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (f) of this paragraph 12, or announce an intention to do, or enter into any arrangement, understanding, discussions or negotiations with others that could reasonably be expected to lead to, any of the actions restricted or prohibited under such clauses (a) through (f) of this paragraph 12.

(h)               Notwithstanding the foregoing paragraphs of this Section 12, the restrictions set forth in this Section 12 shall (x) terminate and be of no further force and effect if (1) the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets or (2) any person unaffiliated with you commences a tender offer or exchange offer that would result in a change of control of the Company and the board of directors of the Company either accepts such offer or fails to recommend that the Company’s stockholders reject such offer within 10 business days of the commencement of such offer and (y) not restrict negotiations or discussions between you and the Company with respect to a possible Transaction as contemplated by this letter agreement.

13.                               You hereby acknowledge that you are aware, and will advise each of your Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

14.                               This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws that would require the application of the law of a different jurisdiction.  Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum, (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts, and (f) waives its right to a trial by jury.

15.                               The provisions of this Agreement shall be binding solely upon and inure to the benefit of the parties hereto and their respective successors and assigns.  You may not assign any or all rights, powers, privileges and obligations under this Agreement without the Company’s prior written consent.

16.                               This Agreement represents the entire understanding and agreement of the parties hereto and may be modified only by a separate written agreement executed by you and the Company expressly modifying this Agreement.  This Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the Transaction.

17.                               In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Company’s intention with respect to such invalid or unenforceable term or provision.

18.                               The failure or refusal of the Company to insist upon strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

19.                               This Agreement and all obligations created hereunder shall expire upon the earlier to occur of (i) the closing of the Transaction contemplated by this Agreement and (ii) two (2) years from the date hereof.

20.                               For purposes of this Agreement:  (i) “affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (for this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise); and (ii) “Person” shall be broadly interpreted to include any individual, corporation, company, partnership, limited liability company, trust or other group or entity (including any court, government or agency, commission, board or authority thereof, federal, state or local, domestic, foreign or multinational).

21.                               This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,

NORTEK, INC.

By:	/s/ Kevin Donnelly

Name: Kevin Donnelly

Title: Sr. Vice President, General Counsel & Secretary

AGREED TO AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

MELROSE INDUSTRIES PLC

By:	/s/ Simon A. Peckman

Name: Simon A. Peckman

Title: Director